Exhibit 99.1

Contact:
Jane Ryu
646-822-3700

NEW SENIOR ANNOUNCES 2020 ANNUAL MEETING OF SHAREHOLDERS
WILL BE HELD SOLELY VIA LIVE ONLINE WEBCAST

NEW YORK — April 28, 2020 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) today announced that, due to the public health impact of the novel coronavirus (“COVID-19”) pandemic, various travel and shelter in place restrictions and out of concern for the health and well-being of all attendees, New Senior’s 2020 Annual Meeting of Shareholders (“Annual Meeting”) will be held solely via a live online webcast on May 28, 2020, at 8:00 a.m., Eastern Time. Shareholders will not be able to attend the Annual Meeting in person.
As described in New Senior’s Notice of the 2020 Annual Meeting of Shareholders and Definitive Proxy Statement, shareholders at the close of business on the record date, April 3, 2020, are entitled to participate in the Annual Meeting. To attend and participate in the Annual Meeting, shareholders must register in advance at http://www.viewproxy.com/senior/2020/ (the “Meeting Registration Website”) prior to the deadline of 11:59 p.m. EST on May 25, 2020. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the Annual Meeting.
New Senior encourages eligible shareholders to vote on the proposals prior to the Annual Meeting using the instructions provided in the proxy materials previously distributed. Shareholders attending the Annual Meeting via live online webcast will have the opportunity to vote their shares and to ask questions during the Annual Meeting.
ABOUT NEW SENIOR
New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states. More information about New Senior can be found at www.newseniorinv.com.

The Company routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, webcasts and the Company’s website at www.newseniorinv.com. The information that the Company posts to its website may be deemed to be material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts.

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